Exhibit 99.1

5700 Las Positas Road Livermore, CA 94551 925 606 9200

FOR INFORMATION CONTACT:	Keith Pratt EVP & Chief Financial Officer 925-606-9200

FOR RELEASE: JULY 23, 2018

McGrath RentCorp

Kim Box Elected to Board

LIVERMORE, CA – July 23, 2018 – McGrath RentCorp (NASDAQ: MGRC) (the “Company”), a diversified business-to-business rental company, today announced the appointment of Kim Box to the Company’s Board of Directors.

Ron Zech, Chairman of McGrath RentCorp’s Board stated: “We are very pleased to welcome Kim to our Board. She is not only an accomplished leader with an extensive background as an executive in the technology sector, she is also a successful entrepreneur and an international speaker and author on leadership, diversity and transformation. Kim’s experience and perspective will be a valuable compliment to McGrath RentCorp’s Board.”

Ms. Box is currently President and CEO of Gatekeeper Innovation, Inc., a healthcare company that creates products to keep medications safe. She joined the company in 2016. Previously, Ms. Box had a successful 29-year career with Hewlett Packard, holding various executive positions, the most recent being Vice President Global IT Services, a position she held until 2009 when she left the Company. Ms. Box has been a Director on the Board of American River Bank (NASDAQ: AMRB) since 2012 and is the Chair of the Directors Loan Committee.

Ms. Box holds a Bachelor of Science in Business Administration with a concentration in Management and a minor in Computer Science from the California State University, Chico, and completed the Executive Development Program at The Wharton School of the University of Pennsylvania.

ABOUT MCGRATH RENTCORP:

Founded in 1979, McGrath RentCorp is a diversified business-to-business rental company with four rental divisions. Mobile Modular rents and sells modular buildings to fulfill customers’ temporary and permanent classroom and office space needs in California, Texas, Florida, and the Mid-Atlantic from Washington D.C. to Georgia. TRS-RenTelco rents and sells electronic test equipment and is one of the leading rental providers of general purpose and communications test equipment in the Americas. Adler Tank Rentals rents and sells containment solutions for hazardous and nonhazardous liquids and solids with operations serving key markets throughout the United States. Mobile Modular Portable Storage provides portable storage solutions in the California, Texas, Florida, Northern Illinois, New Jersey, North Carolina and Georgia markets. For more information on McGrath RentCorp and its operating units, please visit our websites:

Corporate – www.mgrc.com

Modular Buildings – www.mobilemodular.com

Electronic Test Equipment – www.trsrentelco.com

Tanks and Boxes – www.adlertankrentals.com

Portable Storage – www.mobilemodularcontainers.com

School Facilities Manufacturing – www.enviroplex.com